Exhibit 99.1
AERIAL7 INDUSTRIES, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders of
Aerial7 Industries, Inc.:
We have audited the accompanying balance sheets of Aerial7 Industries, Inc. (the “Company”) as of December 31, 2008 and 2009, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the period from Inception (August 14, 2008) to December 31, 2008 and for the year ended December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company was not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aerial7 Industries, Inc. as of December 31, 2008 and 2009, and the results of its operations and its cash flows for the period from Inception (August 14, 2008) to December 31, 2008 and for the year the ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.
/s/ dbbmckennon
Newport Beach, California
December 17, 2010

AERIAL7 INDUSTRIES, INC.
BALANCE SHEETS

	December 31,		September 30,
	2008	2009	2010
			(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,471	$269,458	$26,912
Due from factor	—	57,156	12,334
Accounts receivable, net	564	88,854	27,192
Inventory	156,790	500,256	349,876
Other	2,241	47,051	8,226

Total current assets	161,066	962,775	424,540

Property and equipment, net	17,767	21,258	38,519
Other	—	—	13,018

Total assets	$178,833	$984,033	$476,077

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$22,303	$181,689	$192,227
Related-party payables	28,514	—	—
Accrued liabilities	19,755	12,099	26,774
Customer prepayments	—	—	34,001

Total current liabilities	70,572	193,788	253,002

Convertible notes payable to related-parties	175,000	—	—

Total liabilities	245,572	193,788	253,002

Commitments and contingencies (Note 8)

Stockholders’ equity (deficit):
Series A Preferred stock, no par value, 20,000,000 shares authorized; 0, 387,423, and 387,423 issued and outstanding shares at December 31, 2008 and 2009, and September 30, 2010, respectively (Note 9)	—	—	—
Common stock, no par value, 30,000,000 shares authorized; 612,574 issued and outstanding shares at December 31, 2008 and 2009, and September 30, 2010, respectively	—	—	—
Additional paid-in capital	178,200	1,875,895	2,184,845
Accumulated deficit	(244,939)	(1,085,650)	(1,961,770)

Total stockholders’ equity (deficit)	(66,739)	790,245	223,075

Total liabilities and stockholders’ equity (deficit)	$178,833	$984,033	$476,077

See accompanying Notes to Financial Statements

AERIAL7 INDUSTRIES, INC.
STATEMENTS OF OPERATIONS

	Period from Inception		Nine Months Ended
	(August 14, 2008) to	Year Ended	September 30,
	December 31, 2008	December 31, 2009	2009	2010
			(Unaudited)
Sales	$3,692	$973,544	$575,515	$1,319,203
Cost of sales	3,253	513,099	340,328	770,196

Gross profit	439	460,445	235,187	549,007

Operating expenses:
Selling and marketing	2,344	281,117	160,277	290,122
Research and development	—	48,593	33,764	—
General and administrative	240,096	961,453	617,872	1,123,343

Total operating expenses	242,440	1,291,163	811,913	1,413,465

Loss from operations	(242,001)	(830,718)	(576,726)	(864,458)

Other expenses:
Interest	(2,938)	(8,949)	(8,949)	(10,000)
Other, net	—	—	—	(12)
Foreign currency	—	(244)	(201)	(850)

Total other expense	(2,938)	(9,193)	(9,150)	(10,862)

Net loss before income taxes	(244,939)	(839,911)	(585,876)	(875,320)

Provision for income taxes	—	800	800	800

Net loss	$(244,939)	$(840,711)	$(586,676)	$(876,120)

See accompanying Notes to Financial Statements

AERIAL7 INDUSTRIES, INC.
STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)
FOR THE PERIOD FROM INCEPTION (AUGUST 14, 2008) TO DECEMBER 31, 2008,
THE YEAR ENDED DECEMBER 31, 2009, AND THE NINE-MONTHS ENDED SEPTEMBER 30, 2010 (UNAUDITED)

	Series A Preferred Stock		Common Stock		Additional	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Paid-In Capital	Deficit	Equity (Deficit)
Shares issued to founders at Inception	—	$—	612,574	$—	$—	$—	$—
Fair value of services contributed by stockholders	—	—	—	—	178,200	—	178,200
Net loss	—	—	—	—	—	(244,939)	(244,939)

Balances at December 31, 2008	—	—	612,574	—	178,200	(244,939)	(66,739)

Shares of Series A preferred stock issued for cash	300,000	—	—	—	967,600	—	967,600
Shares of Series A preferred stock issued for convertible notes payable to related-parties	63,423	—	—	—	211,408	—	211,408
Fair value of services contributed by stockholders	—	—	—	—	426,800	—	426,800
Fair value of preferred stock issued for services	24,000	—	—	—	80,000	—	80,000
Forgiveness of interest by related parties on convertible notes	—	—	—	—	11,887	—	11,887
Net loss	—	—	—	—	—	(840,711)	(840,711)

Balances at December 31, 2009	387,423	—	612,574	—	1,875,895	(1,085,650)	790,245

Shares of Series A preferred stock repurchased	(60,000)	—	—	—	(200,000)	—	(200,000)
Shares of Series A preferred stock issued for cash	60,000	—	—	—	212,500	—	212,500
Fair value of services contributed by stockholders	—	—	—	—	296,450	—	296,450
Net loss	—	—	—	—	—	(876,120)	(876,120)

Balances at September 30, 2010 (Unaudited)	387,423	$—	612,574	$—	$2,184,845	$(1,961,770)	$223,075

See accompanying Notes to Financial Statements

AERIAL7 INDUSTRIES, INC.
STATEMENTS OF CASH FLOWS

	Period from Inception		Nine Months Ended
	(August 14, 2008) to	Year Ended	September 30,
	December 31, 2008	December 31, 2009	2009	2010
			(Unaudited)
Cash flows from operating activities:
Net loss	$(244,939)	$(840,711)	$(586,676)	$(876,120)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	15,056	12,992	9,029	8,288
Fair value of services contributed	178,200	426,800	334,400	296,450
Fair value of preferred stock issued for services	—	80,000	32,522	—
Loss on settlement	—	—	—	12,500
Forgiveness of interest	—	11,887	11,887	—
Foreign currency	—	244	201	850
Changes in operating assets and liabilities:
Due from factor	—	(57,156)	—	44,822
Accounts receivable	(564)	(88,290)	(37,460)	61,662
Inventory	(156,790)	(343,466)	(175,915)	150,380
Other assets	(2,241)	(44,810)	(395)	25,807
Accounts payable	50,817	130,872	102,815	10,538
Accrued liabilities	19,755	(7,900)	(1,229)	13,825
Customer prepayments	—	—	—	34,001

Net cash used in operating activities	(140,706)	(719,538)	(310,821)	(216,997)

Cash flows from investing activities:
Purchases of property and equipment	(32,823)	(16,483)	(13,888)	(25,549)

Net cash used in investing activities	(32,823)	(16,483)	(13,888)	(25,549)

Cash flows from financing activities:
Proceeds from issuance of convertible notes to related-partie	175,000	36,408	36,408	—
Sale of Series A preferred stock	—	967,600	967,600	200,000
Redemption of Series A preferred stock	—	—	—	(200,000)

Net cash provided by financing activities	175,000	1,004,008	1,004,008	—

Net increase (decrease) in cash	1,471	267,987	679,299	(242,546)
Cash at beginning of the period	—	1,471	1,471	269,458

Cash at end of period	$1,471	$269,458	$680,770	$26,912

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$—	$—	$—	$10,000

Income taxes	$800	$800	$—	$—

Non-cash investing and financing activities:
Conversion of notes payable from related-parties into preferred stock	$—	$211,408	$211,408	$—

See accompanying Notes to Financial Statements

AERIAL7 INDUSTRIES, INC.
NOTES TO FINANCIAL STATEMENTS
1. Nature of the Business
Aerial7 Industries, Inc. (“Aerial7” or the “Company”) is a California corporation which was formed on August 14, 2008 (“Inception”). The Company conducts its operations primarily from facilities located in Los Angeles, California. On October 7, 2010, the Company was acquired by iGo, Inc (“iGo”).
Aerial7 specializes in combining superior sound and avant-garde style for DJs, music devices, and cell phones such as the Apple iPod®, iPhone®, BlackBerry® and Skype ®. The Company designs headphones that are influenced by our devotion to DJ culture, art, streetwear, fashion and action sports.
The creative team at AERIAL7 is steeped in contemporary culture, with experience in everything from music to fashion to action sports. The Company’s designers are at the forefront of trends, finding innovation and inspiration in places just outside of our doorstep to farther corners of the world. The results fuse Aerial7’s passion for cutting-edge style with uncompromised acoustic standards.
Management’s Plans
The Company has suffered losses since inception through the date of the acquisition by iGo. Management plans on receiving funding from iGo until such time the Company can generate revenues sufficient to achieve profitable operations, or at least for a reasonable period after December 31, 2010.
2. Summary of Significant Accounting Policies
Unaudited Interim Financial Information
The accompanying balance sheet as of September 30, 2010, the statements of operations, stockholders’ equity (deficit), and cash flows for the nine-month periods ended September 30, 2009 and 2010 are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company’s financial position, results of operations and cash flows for the nine-month periods ended September 30, 2009 and 2010. The financial data and other information disclosed in these notes to the financial statements related to the nine-month periods are unaudited. The results of the nine-month period ended September 30, 2010 are not necessarily indicative of the results to be expected for the year ending December 31, 2010 or for any other interim period or for any other future year.
Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Assets and liabilities which are subject to significant judgment and use of estimates include allowance for uncollectible accounts receivable, inventory reserves, valuation allowances with respect to recoverability of long-lived assets, useful lives associated with property and equipment, and income tax valuation allowance. On an ongoing basis, management evaluates its estimates compared to historical experience and trends, which form the basis for making judgments about the carrying value of assets and liabilities.

Fair Value of Financial Instruments
The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair value because of the short-term maturity of these items. The convertible notes were issued to related parties for which the fair value could not be determined.
Concentrations of Credit Risk
Cash and Cash Equivalents
Financial instruments that potentially subject the Company to credit risk consist principally of cash and cash equivalents and accounts receivable. The Company, at times, maintains cash balances at financial institutions in excess of amounts insured by United States government agencies or payable by the United States government directly. The Company places its cash and cash equivalents with high credit quality financial institutions.
Concentrations, Credit and Allowances for Doubtful Accounts
The Company provides credit in limited circumstances to customers throughout the United States, Europe, and Asia. In these instances, the Company performs limited credit evaluations of its customers and does not obtain collateral with which to secure its accounts receivable. Accounts receivable, if any, are reported net of an allowance for doubtful accounts, which is management’s best estimate of potential credit losses. The Company’s allowance for doubtful accounts is based on historical experience, but management also takes into consideration customer concentrations, creditworthiness, and current economic trends when evaluating the adequacy of the allowance for doubtful accounts. The Company recorded an allowance for doubtful accounts of $2,000 and $12,000 as of December 31, 2009 and September 30, 2010, respectively.
One customer accounted for 100% of the Company’s accounts receivable as of December 31, 2008 and two customers accounted for 72% of the Company’s total revenue for the period from Inception to December 31, 2008. Three customers accounted for 64% of the Company’s accounts receivable as of December 31, 2009 and three customers accounted for 42% of the Company’s total revenue for the year ended December 31, 2009.
Three customers accounted for 57% of the Company’s total revenue for the nine-months ended September 30, 2009. Three customers accounted for 37% of the Company’s accounts receivable as of September 30, 2010 and one customer accounted for 13% of the Company’s total revenue for the nine-months ended September 30, 2010.
Sales located outside of the United States accounted for 15% and 57% of the Company’s total revenue for the period from Inception to December 31, 2008 and for the year ended December 31, 2009, respectively. Sales located outside of the United States accounted for 58% and 68% of the Company’s total revenue for the nine-months ended September 30, 2009 and for the nine-months ended September 30, 2010, respectively.
The loss or cancelation of business from these customers would materially and adversely affect the Company’s financial position, results of operations, and cash flows.
Three vendors accounted for 96% of the Company’s accounts payable as of December 31, 2008 and one vendor accounted for 100% of the Company’s total purchases for the period from Inception to December 31, 2008. One vendor accounted for 51% of the Company’s accounts payable as of December 31, 2009 and one vendor accounted for 100% of the Company’s total purchases for the year ended December 31, 2009.
One vendor accounted for 100% of the Company’s total purchases for the nine-months ended September 30, 2009. Three vendors accounted for 86% of the Company’s accounts payable as of September 30, 2010 and one vendor accounted for 97% of the Company’s total purchases for the nine-months ended September 30, 2010.
The loss or cancelation of business with these vendors would materially and adversely affect the Company’s financial position, results of operations, and cash flows.
Risks and Uncertainties
The Company’s products are subject to new innovations and changes in consumer preferences and trends. A change in consumer preferences and trends can have an adverse effect on the Company’s business. Design, development, and adaptation of products are important elements to achieve and maintain profitability in the Company’s business model.
Cash and Cash Equivalents
The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.
Inventory
Inventory consists of finished goods primarily comprised of headphones purchased from contract manufacturers based on the Company’s design specifications. Inventory is stated at the lower of average cost or market, and is determined from the price paid to suppliers, including freight and duties. The Company does not include labor or overhead since such amounts are negligible.
Property and Equipment
Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

Molds	3 years
Trade show booth	3 years
Computer equipment and software	3 years
Furniture and fixtures	3 years
Maintenance and repairs are expensed as incurred. Significant renewals and betterments are capitalized. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in the Company’s results of operations.

Long-Lived Assets
Long-lived assets, which consist of property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. An impairment loss is recognized when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying value. If an asset is determined to be impaired, the impairment is measured by the amount that the carrying value of the asset exceeds its fair value. The Company uses quoted market prices in active markets to determine fair value whenever possible. When quoted market prices are not available, management estimates fair value based on the best alternative information available, which may include prices charged for similar assets or other valuation techniques such as using cash flow information and present value accounting measurements. As of December 31, 2008 and 2009 and September 30, 2010, there were no impairment charges identified on the Company’s long-lived assets primarily due to our early-stage operations and because no product lines have been terminated.
Revenue Recognition
Sales are recognized when all of the following elements have been satisfied: (i) an arrangement exists, (ii) delivery has occurred, including transfer of title and risk of loss, (iii) the price to the buyer is fixed and determinable, and (iv) collection is reasonably assured.
Sales are recognized net of estimated returns and allowances. The provision for estimated sales returns is recorded as a reduction of revenue. If actual sales returns and allowances are greater than estimated by management, additional revenue reductions may be recorded. In determining the estimate for sales allowances, the Company relies upon historical experience and other factors, which may produce results that vary from estimates. To date, the estimated sales returns and allowances have varied within ranges consistent with management’s expectations and have not been significant.
Shipping and Handling
Shipping and handling fees charged to customers are included in net sales. The shipping and handling costs incurred are included in cost of sales.
Cost of Sales
Cost of sales primarily consists of the cost of the products, shipping and handling fees.
Selling and Marketing
Selling and marketing consists of those costs which are related to personnel, marketing, advertising, and other promotional activities. All advertising costs are expensed as incurred. Advertising costs for the period from Inception to December 31, 2008, for the year ended December 31, 2009, for the nine-months ended September 30, 2009, and for the nine-months ended September 30, 2010 were $2,814, $28,660, $9,648, and $25,033, respectively.
General and Administrative
The Company’s general and administrative expenses include compensation and associated costs for administrative personnel, professional fees, office rents, and other general costs.

Contributed Services
The Company records the estimated fair value of contributed services by a shareholder in accordance with accounting standards. If a principal stockholder’s intention is to enhance or maintain the value of his investment by entering into such an arrangement, the corporation is implicitly benefiting from the plan by retention of, and possibly improved performance by, the employee. In this case, the benefits to a principal stockholder and to the corporation are generally impossible to separate. Similarly, it is virtually impossible to separate a principal stockholder’s personal satisfaction from the benefit to the corporation. As a result, the Company records these transactions to operations with an offset to additional paid-in capital.
Research and Development
Research and development costs are expensed as incurred.
Income Taxes
The Company utilizes the liability method of accounting for income taxes as set forth in Accounting Standards Codification (“ASC”) 740 — Income Taxes. Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates. A valuation allowance is recorded when it is more likely than not that some of the deferred tax assets will not be realized. The Company also determines its tax contingencies in accordance with ASC 405 — Contingencies. The Company records estimated tax liabilities to the extent the contingencies are probable and can be reasonably estimated. As of December 31, 2009 and September 30, 2010, the Company had no such contingencies.
Recent Accounting Pronouncements
Accounting Standards Codification
In June 2009, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles, which has been codified into Accounting Standards Codification 105. This guidance establishes the FASB Accounting Standards Codification (the “ASC” or “Codification”) as the single source of authoritative, nongovernmental generally accepted accounting principles in the United States of America (“U.S. GAAP”). The Codification did not change U.S. GAAP. All existing accounting standards were superseded and all other accounting literature not included in the Codification is considered non-authoritative. This guidance is effective for interim and annual periods ending after September 15, 2009. Accordingly the Company has adopted this guidance during 2009. The adoption did not have an impact on the Company’s results of operations, cash flows, or financial position.
Fair Value Measurements
Effective upon the Company’s inception on August 18, 2008, the Company adopted SFAS No. 157, Fair Value Measurements, which has been codified into ASC 820. This standard defines fair value, establishes a framework for measuring fair value, establishes a fair value hierarchy based on the quality of inputs used to measure fair value and enhances disclosure requirements for fair value measurements. The implementation of this guidance did not change the method of calculating the fair value of assets or liabilities. The primary impact from adoption was additional disclosures. The portion of this guidance that defers the effective date for one year for certain non-financial assets and non-financial liabilities measured at fair value, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis, was implemented January 1, 2009, and did not impact on the Company’s results of operations, cash flows, or financial position.
Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. ASC 820 describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value which are the following:
•	Level 1—Quoted prices in active markets for identical assets or liabilities.
•	Level 2—Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
•	Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.
As of December 31, 2008 and 2009 and September 30, 2010, the Company had no Level 1, 2, or 3 financial assets, nor did it have any financial liabilities.
3. Due from Factor
On September 30, 2009, the Company entered into a one year agreement to sell and assign certain eligible customer receivables to Merchants Factor Corp. (“Merchant”) in order to alleviate the credit risk associated with the collection of receivables. Merchant assumes the entire credit risk, without recourse, for all customers that have received Merchant’s credit approval. Merchant’s fee for the accounts assigned is equivalent to (i) 1.5% of the gross invoice amount of all accounts factored with Merchant less trade and cash discounts, plus (ii) in the event the Company has granted payment terms exceeding 60 days, an additional charge 0.25% of the gross invoice amount for each 30 day period. The receivables are remitted to the Company upon collection by Merchant, less any applicable fees. The minimum fee to be paid to Merchant is $10,000 per annum. At September 30, 2010, the Company had not met the minimum required fees to be paid per annum under the agreement. Fees paid were not sufficient to meet the minimum, and accordingly, management accrued approximately $6,800 for the deficiency due to Merchant at September 30, 2010.

4. Property and Equipment
Property and equipment consists of the following:

	December 31,		September 30,
	2008	2009	2010
			(Unaudited)
Molds	$32,823	$40,256	$52,756
Trade show booth	—	1,884	2,679
Computer equipment and software	—	592	9,882
Furniture and fixtures	—	6,574	9,538

	32,823	49,306	74,855

Less — Accumulated depreciation	(15,056)	(28,048)	(36,336)

	$17,767	$21,258	$38,519

During the period from Inception to December 31, 2008 and for the year ended December 31, 2009, the Company recorded depreciation expense of $15,056 and $12,992, respectively. During the nine-month periods ended September 30, 2009 and 2010, the Company recorded depreciation expense of $9,029 and $8,288, respectively.
5. Accrued Liabilities
Accrued liabilities consist of the following:

	December 31,		September 30,
	2008	2009	2010
			(Unaudited)
Professional Fees	$16,810	$11,644	$19,598
Other	2,945	455	7,176

	$19,755	$12,099	$26,774

6. Convertible Notes Payable to Related Parties
During 2008 and 2009, the Company issued convertible promissory notes (“Notes”) for proceeds of $175,000 and $36,408, respectively. The Notes issued were to various parties related to the founders. The Notes provided for interest at 6% per annum and were due upon the earlier of (i) August 31, 2009, or (ii) the funding of the initial round of capitalization. The Notes were convertible at the Company’s election into shares of preferred stock. During 2009, the Company elected to convert the outstanding principal balance of the Notes totaling $211,408 into 63,423 shares of Series A preferred stock. As a result of the conversion, total interest forgiven on the notes amounted to $11,887 and is accounted for as a contribution within additional paid-in capital. Due to the subsequent conversion, the total outstanding convertible notes payable to related parties is classified as a long-term liability at December 31, 2008.

7. Income Taxes
The provision for income taxes consisted of the following for the years ended December 31:

	2008	2009
Current
Federal	$—	$—
State	800	800

	800	800
Deferred
Federal	21,000	161,000
State	4,000	29,000
Valuation allowance	(25,000)	(190,000)

Provision	$800	$800

The reconciliation of the difference between income taxes computed using the statutory U.S. income tax rate and the provision for income taxes is as follows:

	2008	2009
Income taxes at US statutory rate	34.0%	34.0%
State taxes, net of federal benefit	5.3%	5.3%
Contributed services	(24.7%)	(17.5%)
Other	(4.4%)	(2.2%)
Valuation allowance	(10.2%)	(19.6%)

	0.0%	0.0%

Deferred tax assets and liabilities at December 31, 2008 and 2009 and are as follows:

Deferred Income Taxes	2008	2009
Current:
Inventory reserve	$2,000	$22,000

Total current, net	$2,000	$22,000

Long-Term:
Other	$(2,000)	$2,000
Net operating loss carryforwards	25,000	166,000

Total long-term, net	23,000	168,000
Valuation allowance	(25,000)	(190,000)

Net deferred tax assets	$—	$—

The Company has federal and state net operating loss carry forwards available to offset future taxable income of approximately $61,976 and $413,490, respectively. As of December 31, 2009, the federal and state carryforwards will begin to expire in the years ending December 31, 2022 and December 31, 2012, respectively. These net operating losses may be subject to various limitations on utilization based on ownership changes in the prior years under Internal Revenue Code Section 382. Management has yet to determine the effects of any such limitations from the merger.
As of December 31, 2009, a valuation allowance of $190,000 has been provided based upon the Company’s assessment that it is more likely than not, based on historical evidence, that sufficient taxable income will not be generated to realize the tax benefits of these temporary differences. During the period from Inception to December 31, 2008 and for the year ended December 31, 2009, the total valuation allowance increased by $25,000 and $165,000, respectively.
The difference between the federal statutory and the zero effective rate is primarily due to nondeductibility of contributed services by founders (see Note 10) and the valuation allowance described above.
8. Commitments and Contingencies
Operating Leases
The Company leases office facilities under a non-cancelable operating lease agreement which expires in November 2010. The lease required a security deposit of $6,400. As of December 31, 2009, future minimum lease payments total $24,200. Subsequent to November 30, 2010, the lease was renewed on a month-to-month basis.
Rent expense for period from Inception to December 31, 2008 and for the year ended December 31, 2009 was $0 and $6,400, respectively. Rent expense for the nine-month periods ended September 30, 2009 and 2010 was $3,200 and $19,800, respectively.
Legal Proceedings
From time to time, the Company may become subject to legal proceedings, claims and litigation arising in the ordinary course of business. The Company is not currently a party to any material legal proceedings, nor is the Company aware of any pending or threatened litigation that would have a material adverse effect on the Company’s business, operating results, cash flows or financial position should such litigation be resolved unfavorably.
Indemnifications
In the ordinary course of business, the Company may provide indemnifications of varying scope and terms to customers, vendors, lessors, investors, directors, officers, employees and other parties with respect to certain matters, including, but not limited to, losses arising out of the Company’s breach of such agreements, services to be provided by the Company, or from intellectual property infringement claims made by third-parties. These indemnifications may survive termination of the underlying agreement and the maximum potential amount of future payments the Company could be required to make under these indemnification provisions may not be subject to maximum loss clauses. The maximum potential amount of future payments the Company could be required to make under these indemnification provisions is indeterminable. The Company has never paid a material claim, nor has the Company been sued in connection with these indemnification arrangements. As of December 31, 2008 and 2009 and September 30, 2010, Management has not accrued a liability for these guarantees, because the likelihood of incurring a payment obligation, if any, in connection with these guarantees is not deemed probable or reasonably estimable.
9. Preferred Stock
The Company’s issued and outstanding preferred stock consists of Series A preferred stock. The Company has authorized 20,000,000 shares of preferred stock, no par value per share, of which 387,423 are issued and outstanding at December 31, 2009 and September 30, 2010.
The Preferred is non-redeemable and not entitled to rights different than those afforded to the common stock, other a liquidation preference of $3.37 per share, which was equal to its purchase price.
Preferred Stock Issued For Services
During 2009, the Company issued 24,000 shares of Series A preferred stock for various services rendered. The Company valued the shares on the date of issuance as there were no future performance conditions. The shares were valued at $80,000 based on the estimated fair value of the Company’s preferred stock which was deemed to be $3.33 per share based on the recent private placement. The Company recorded the charge to general and administrative expenses.
Preferred Stock Repurchased
During 2010, the Company repurchased 60,000 shares of Series A preferred stock from an investor as a result of a settlement agreement to repurchase the shares at $212,500, which included legal fees incurred by the investor. The shares were originally issued for $200,000 at $3.33 per share. The additional $12,500 was expensed to general and administrative as a result of loss on settlement.
10. Common Stock
The Company is authorized to issue up to 30,000,000 shares of common stock with no par value. As of December 31, 2008, December 31, 2009 and September 30, 2010, the Company had 612,574 shares of common stock issued and outstanding.
Contributed Services
The board of directors approved salaries of three officers/stockholders annual compensation of $144,000, each. These individuals agreed to forgive their compensation to enhance stockholder value. Accordingly, the fair value of services contributed by stockholders recorded by the Company were $178,200, $426,800, $334,400 and $296,450 during the period from Inception to December 31, 2008, for the year ended December 31, 2009, and for the nine-months ended September 30, 2009 and 2010, respectively.
11. Related-Party Transactions
The Company utilizes Visual Army, a firm owned by two of Aerial7’s founders that provides product design and product sourcing services. Amounts paid to Visual Army for the period from Inception to December 31, 2008 and for the year ended December 31, 2009 were $22,448 and $197,878, respectively. Amounts paid for the nine-month periods ended September 30, 2009 and 2010 were $118,230 and $190,059, respectively. At December 31, 2008, the Company owed $22,448 to Visual Army. Such amounts have been classified within related-party payables in the accompanying balance sheet.

During the year ended December 31, 2008, the Chief Executive Officer had paid expenses on behalf of the Company. The advances are due on demand and do not bear interest. Total amounts outstanding as of December 31, 2008 were $6,066. Such amounts have been classified within related-party payables in the accompanying balance sheet.
During 2008, convertible promissory notes totaling $211,408 were issued to parties related to the founders. Upon conversion of these notes on September 30, 2009, the holders forgave $11,887 of accrued interest, which was recorded as a capital contribution in the accompanying financial statements.
12. Subsequent Event
On October 7, 2010, the Company was acquired by iGo. iGo acquired all outstanding shares of Aerial7 stock in exchange for aggregate consideration of $3.34 million subject to adjustment based on the working capital position of Aerial7 on the closing date of October 7, 2010, which will be determined no later than thirty (30) days following the closing date.
In connection with the sale of the Company, the shareholders agreed to provide the holders of the Series A with a liquidation preference of $1,483,841 or $3.83 per share, although there was no contractual obligation to do so.